FOR IMMEDIATE RELEASE
April 16, 2002

CenterState Banks of Florida, Inc. Announces
Merger with CenterState Bank of Florida

     WINTER HAVEN, FL. — April 16, 2002 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) and CenterState Bank of Florida (a non publicly traded Commercial Bank) today jointly announced that they have signed a letter of intent. CenterState Banks of Florida, Inc. (“CSFL”) will acquire CenterState Bank of Florida (“CenterState Bank”) in a stock and cash transaction. Shareholders of CenterState Bank will receive $2.40 cash and .53631 share of CSFL common stock for each share of common stock of CenterState Bank. CSFL’s closing price yesterday was $20.75 per share.

     CenterState Bank is a commercial bank, which opened for business in April 2000. It has three full service locations: two in Winter Haven, Florida, and one in Lakeland, Florida. Financial highlights are summarized below:

			(unaudited)
(in thousands of dollars, except per share data)	12/31/00	12/31/01	3/31/02

Total assets	$27,038	$50,019	$64,205
Total loans	$16,928	$29,753	$34,291
Total deposits	$17,553	$40,777	$53,900
Total equity (1,000,000 shares outstanding)	$9,414	$9,128	$8,924
Net income (loss) per share	$(0.52)	$(0.28)	$(0.15)
Book value per share	$9.41	$9.13	$8.92

     CSFL is a $365 million multi-bank holding company, which operates through three wholly owned subsidiary banks with sixteen full service locations in six counties throughout Central Florida. The Company’s three subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, and First National Bank of Polk County.

     The Chairman (James H. White) and President (Ernest S. Pinner) of CSFL are also the Chairman and President of CenterState Bank. Commenting on the proposed merger, Mr. White stated, “CenterState Bank has an operating philosophy and dedication to delivering customer service which mirrors our philosophy at CSFL. We look forward to combining with a company that shares our vision and will continue providing the highest quality customer service that we believe only community banks can deliver. Furthermore, we believe our shareholders will benefit from the efficiencies that can be generated from a larger organization.” Mr. Pinner said, “We are very enthusiastic about the prospects for our combined institution. This merger will enable us to enhance our ability to serve our customers and increase our lending capabilities. In addition, the combined company will have approximately 3.3 million common shares outstanding and over 1,325 shareholders, resulting in an immediate improvement in the liquidity of CenterState Bank shareholder’s investment.”

     Since the organization of CenterState Bank, it had been anticipated that at some point in time it would become part of CSFL holding company, subject to the approval of both groups of shareholders and all appropriate Federal and State regulatory authorities. The Bank will operate as an independent subsidiary of CSFL, similar to CSFL’s current three banks. The transaction is expected to close during the fourth quarter of 2002. The Bank serves a geographical market that fits very well with CSFL’s long-term strategic goals and adds to long-term franchise value.

     Allen C. Ewing & Co. is serving as financial advisor to CSFL and The Carson Medlin Company is advising CenterState Bank on this transaction.

     Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Contacts:	Ernest S. Pinner, President, CSFL and President, CenterState Bank (863-291-3900) James J. Antal, CFO, CSFL (863-419-0833)